Exhibit 99.1

Contact:
	David W. Gryska Sr. Vice President and Chief Financial Officer Celgene Corporation (908) 673-9059	Brian P. Gill Vice President, Corporate Communications Celgene Corporation (908) 673-9530
CELGENE REPORTS RECORD SECOND QUARTER
2009 OPERATING AND FINANCIAL RESULTS
REVLIMID® Pivotal MM-015 Trial Exceeds Pre-Specified Interim Efficacy Endpoint in Newly
Diagnosed Multiple Myeloma
REVLIMID and VIDAZA® Gains in Market Share and Duration of Therapy Drive Second Quarter
Record Results
2009 Second Quarter Financial Results Year-Over-Year:
•	Non-GAAP Total Revenue Increased More Than 10 Percent to $626 Million; GAAP Total Revenue $629 Million
•	REVLIMID® Net Product Sales Increased 22 Percent to $397 Million
•	VIDAZA® Net Product Sales Increased 54 Percent to $92 Million
•	THALOMID® Net Product Sales Totaled $105 Million
•	Non-GAAP Operating Income Increased Approximately 22 Percent to $252 Million; GAAP Operating Income $160 Million
•	Non-GAAP Net Income Increased 25 Percent to $216 Million; GAAP Net Income $143 Million
•	Non-GAAP Earnings Per Share Increased Approximately 24 Percent to $0.46 Per Diluted Share; GAAP Earnings $0.31 Per Diluted Share
2009 Financial Outlook Update:
•	Reaffirm Non-GAAP Total Revenue Expected to be at Lower End of Range of $2.6 to $2.7 Billion
•	Reaffirm Non-GAAP Diluted Earnings Per Share Expected to be at Lower End of Range of $2.05 to $2.10
•	REVLIMID Net Product Sales Expected to be Approximately $1.65 Billion
Recent Developments and Highlights:
•	New Drug Application Filed with Japanese Ministry of Health, Labor and Welfare for REVLIMID® in Previously Treated Multiple Myeloma
•	U.K.’s National Institute for Health and Clinical Excellence (NICE) Directed National Health Service Organizations to Make Funding Available for REVLIMID
•	REVLIMID Now Listed by National Comprehensive Cancer Network as Category 1 Therapy for Primary Induction Therapy in Both Transplant and Non-Transplant Eligible Patients

•	Commercial Rollout of VIDAZA® Progressing, Launches Expected in All Major European Countries by End of 2009
•	Apremilast Meets Primary Endpoint in Randomized, Placebo-Controlled Phase II Trial in Psoriatic Arthritis, Demonstrating Significant Activity and Favorable Tolerability Profile
•	Committee for Orphan Medicinal Products Issued Recommendation to the European Commission for Orphan Drug Designation of Pomalidomide in Treatment of Multiple Myeloma
•	CALGB 100104 Phase III Trial Evaluating REVLIMID as Maintenance Therapy for Patients with Multiple Myeloma Fully Accrued
•	Clinical Data on Celgene Products Broadens with More Than 200 Abstracts Featured at Major International Medical Meetings
2009 Selected Corporate Objectives:
•	Maximize the Clinical, Regulatory, and Commercial Potential of REVLIMID, VIDAZA, and THALOMID® Worldwide
•	Gain REVLIMID Reimbursement Approvals in U.K., Canada, Australia and Other Countries
•	Advance REVLIMID Lymphoma Initiative Through More Than 60 Clinical Trials Worldwide, Including Novel Combinations in Multiple Patient Segments
•	Advance REVLIMID Chronic Lymphocytic Leukemia (CLL) Initiative Through More Than 40 Clinical Trials Worldwide
•	Execute Launch of VIDAZA in Higher-Risk Myelodysplastic Syndromes in the Rest of the European Union
•	Report Final Phase II Amrubicin Data in Relapsed/Refractory Small Cell Lung Cancer (SCLC) at International Association for the Study of Lung Cancer Conference; Advance Phase III Clinical Study in SCLC
•	Report Apremilast Final Phase II Data in Psoriatic Arthritis at American College of Rheumatology Conference
•	Complete Apremilast Phase II Study in Recalcitrant Psoriasis and Phase IIb Study in Moderate-to-Severe Psoriasis
•	Complete Phase II Pomalidomide Study in Multiple Myeloma
•	Complete Phase II ACE-011 Cancer Related Bone Loss Study in Multiple Myeloma; Initiate Trial for Treatment of Chemotherapy Induced Anemia in Metastatic Breast Cancer
•	Complete Phase I Proof-of-Principle Study for Proprietary PDA-001 Placenta-Derived Stem Cells in Crohn’s Disease
SUMMIT, NJ — (July 23, 2009) — Celgene Corporation (NASDAQ: CELG) announced non-GAAP (Generally Accepted Accounting Principles) net income of $216.0 million, or non-GAAP earnings per diluted share of $0.46 for the quarter ended June 30, 2009. Based on U.S. GAAP, Celgene reported net income of $142.8 million, or earnings per diluted share of $0.31 for the quarter ended June 30, 2009. GAAP net income for the second quarter of 2008 was $119.9 million, or earnings per diluted share of $0.26.

Celgene posted non-GAAP net income of $421.2 million or non-GAAP earnings per diluted share of $0.90 during the first six months of 2009 as compared to non-GAAP net income of $332.0 million and non-GAAP earnings per diluted share of $0.73 in 2008. On a GAAP basis, Celgene reported net income of $305.7 million or earnings per diluted share of $0.65 for the first six months of 2009, compared to GAAP net loss of $1.521 billion or a loss per diluted share of $3.56 in 2008, which was primarily due to an in-process research and development charge associated with the acquisition of Pharmion Corporation in March 2008.
“The second quarter was one of exceptional results across many functions, including significant progress on the commercial, clinical, and financial fronts”, said Chairman and Chief Executive Officer Sol J. Barer, Ph.D., “We continue to launch our best-in-class therapies across the globe and now have sales and operations in more than 70 countries. We are pleased with the continued market share and durations gains achieved by REVLIMID® during the quarter, progress that is particularly encouraging given the challenging economic environment. Finally, we are looking forward to reporting data from multiple key clinical trials throughout the remainder of 2009 as we advance our deep and diverse clinical pipeline”.
MM-015 Update
The first pre-specified interim analysis of MM-015, a 459 patient, international, randomized, double-blind, placebo controlled, phase III trial comparing melphalan, prednisone, REVLIMID (MPR) followed by continuous REVLIMID (MPR+R) and MPR followed by placebo and melphalan and prednisone followed by placebo (MP+Pl) in patients with newly diagnosed multiple myeloma ineligible for stem cell transplantation was conducted at 50% of the planned number of progression free survival (PFS) events.
The Independent Data Monitoring Committee (IDMC) met this week and notified Celgene that the pre-specified efficacy analysis comparing MPR+R to MP+Pl demonstrated a highly statistically significant improvement in the primary efficacy endpoint of PFS. This difference crossed the O’Brien-Fleming boundary for superiority. In addition, no safety concerns were reported by the IDMC.
Celgene will meet with regulatory authorities over the next few months and will discuss potential filing strategies for Europe, the United States and other international markets for the use of REVLIMID in patients with newly diagnosed multiple myeloma. We expect the MM-015 trial results to be presented at the December 2009 meeting of the American Society of Hematology.
Product Sales Performance
Non-GAAP total revenue was $626.2 million for the quarter ended June 30, 2009, an increase of more than 10 percent from 2008. GAAP total revenue was $628.7 million for the quarter ended June 30, 2009. The increase in total revenue was driven by global market share gains and increased duration of therapy of REVLIMID® and the global growth of VIDAZA®. REVLIMID net sales were $397.3 million, an increase of 22 percent over the same period in 2008. THALOMID® net sales (inclusive of Thalidomide Pharmion™ and Thalidomide Celgene™) were $105.2 million. VIDAZA net sales were $92.0 million, an increase of 54 percent over sales in the second quarter of 2008. Revenue from Focalin® and the Ritalin® family of drugs totaled $24.2 million for the second quarter of 2009 compared to $26.2 million over the same period last year.

For the first six months of 2009, non-GAAP total revenue was a record $1.227 billion, an increase of 19 percent year-over-year. GAAP total revenue was $1.234 billion for the six months ended June 30, 2009. REVLIMID net sales for the first six months of 2009 reached $759.8 million, an increase of 24 percent over $612.6 million for the same period in 2008. THALOMID net sales for the first six months of 2009 were $219.2 million. VIDAZA net sales for the first six months of 2009 reached $167.4 million.
Research and Development
To support clinical development and to advance global regulatory filings, the company increased R&D investments in multiple international clinical programs around a deepened and diversified pipeline. For the second quarter of 2009, non-GAAP R&D expenses were $169.0 million compared to $133.2 million for the second quarter of 2008. These R&D expenditures continue to support ongoing clinical progress in multiple proprietary development programs for REVLIMID®, pomalidomide and other IMiDs® compounds; VIDAZA®; amrubicin, our lead compound for small cell lung cancer; apremilast and our other oral anti-inflammatory compounds; our kinase inhibitor programs; our Activin inhibitor program and placenta-derived stem cell programs. On a GAAP basis, R&D expenses were $218.5 million for the second quarter of 2009 and $144.9 for the same period in 2008, including share-based employee compensation expense and upfront collaborative payments.
Selling, General, and Administrative
Non-GAAP selling, general and administrative expenses were $156.9 million for the second quarter of 2009 compared to $162.5 million for the second quarter of 2008. The decrease in expenses was due primarily to the completion of certain initial product launch activities in Europe. On a GAAP basis, selling, general and administrative expenses for the second quarter of both 2009 and 2008 were $176.3 million, including share-based employee compensation expense.
Interest and Other Income, Net
For the quarter ended June 30, 2009, interest and other income, net, increased to $28.7 million compared to $20.3 million in the same period in 2008.
Cash, Cash Equivalents, and Marketable Securities
Celgene reported $2.498 billion in cash, cash equivalents, and marketable securities as of June 30, 2009.
Non-GAAP Financial Information
See the attached Reconciliation of GAAP to Non-GAAP Net Income (Loss) for an explanation of the amounts excluded and included to arrive at non-GAAP net income and non-GAAP earnings per share amounts for the three- and six-month periods ended June 30, 2009 and 2008. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-

recurring items that management does not believe affect the company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income and non-GAAP earnings per share are not, and should not be viewed as a substitute for similar GAAP items. We define non-GAAP diluted earnings per share amounts as non-GAAP net income divided by the weighted average number of diluted shares outstanding. Our definition of non-GAAP net income and non-GAAP diluted earnings per share may differ from similarly named measures used by others.
Conference Call and Webcast Information
Celgene will host a conference call to discuss the results and achievements of its second quarter 2009 and its operating and financial performance on July 23, 2009, at 9 a.m. EDT. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon July 23, 2009, until midnight EDT July 30, 2009. To access the replay, in the U.S. dial 888-203-1112; outside the U.S. dial 719-457-0820; and enter reservation number 5954193. The Company’s third quarter 2009 financial and operational results will be reported in late October 2009.
About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.
This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company’s filings with the Securities and Exchange Commission such as Form 10-K, 10-Q and 8-K reports.
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Exhibit 99.1
Celgene Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net product sales	$598,154	$543,165	$1,174,386	$974,539
Collaborative agreements and other revenue	2,354	2,789	4,598	7,557
Royalty revenue	28,158	25,510	54,735	51,965

Total revenue	628,666	571,464	1,233,719	1,034,061

Cost of goods sold (excluding amortization of acquired intangible assets)	50,902	75,194	115,201	119,918
Research and development	218,500	144,861	399,747	301,739
Selling, general and administrative	176,311	176,287	349,752	316,737
Amortization of acquired intangible assets	22,667	35,167	46,292	45,009
Acquired in-process research and development	—	—	—	1,740,000

Total costs and expenses	468,380	431,509	910,992	2,523,403

Operating income (loss)	160,286	139,955	322,727	(1,489,342)

Equity in (income) losses of affiliated companies	(157)	1,343	615	6,423
Interest and other income, net	28,721	20,304	78,320	48,640

Income (loss) before income taxes	189,164	158,916	400,432	(1,447,125)

Income tax provision	46,329	39,033	94,715	74,080

Net income (loss)	$142,835	$119,883	$305,717	$(1,521,205)

Per common share:
Net income (loss) — basic	$0.31	$0.27	$0.67	$(3.56)
Net income (loss) — diluted	$0.31	$0.26	$0.65	$(3.56)

Weighted average shares — basic	459,586	442,640	459,584	427,451

Weighted average shares — diluted	467,082	466,687	467,759	427,451

	June 30,	December 31,
	2009	2008
Balance sheet items:
Cash, cash equivalents & marketable securities	$2,497,968	$2,222,091
Total assets	4,749,268	4,445,270
Stockholders’ equity	3,862,768	3,491,328

Celgene Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Net Income (Loss)
(In thousands, except per share data)

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2009	2008	2009	2008

Net income (loss) — GAAP		$142,835	$119,883	$305,717	$(1,521,205)

Before tax adjustments:
Net product sales:
Pharmion products to be divested	(1)	(2,515)	(4,849)	(6,466)	(6,427)

Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(2)	1,001	632	1,973	1,160
Pharmion inventory step-up	(3)	—	8,605	354	11,123
Pharmion products to be divested	(1)	2,000	1,965	4,268	2,564

Research and development:
Share-based compensation expense	(2)	14,965	11,685	29,663	21,300
Upfront collaboration payments	(4)	34,500	—	34,500	45,000

Selling, general and administrative:
Share-based compensation expense	(2)	19,363	13,828	36,217	24,961

Amortization of acquired intangible assets	(5)	22,667	35,167	46,292	45,009
Acquired in-process research and development	(6)	—	—	—	1,740,000

Equity in (income) losses of affiliated companies:
Equity in losses of EntreMed	(7)	321	1,317	659	2,058

Income tax adjustment	(8)	(19,112)	(15,511)	(32,004)	(33,553)

Net income — non-GAAP		$216,025	$172,722	$421,173	$331,990

Per common share -non-GAAP:
Net income — basic		$0.47	$0.39	$0.92	$0.78
Net income — diluted	(9)	$0.46	$0.37	$0.90	$0.73
Explanation of adjustments:

(1)	Exclude sales and costs related to former non-core Pharmion Corp. products to be divested.

(2)	Exclude SFAS 123R share-based compensation expense for the second quarter totaling $35,329 in 2009 and $26,145 in 2008. The after tax net impact reduced GAAP net income for the second quarter by $27,315, or $0.06 per diluted share in 2009 and $21,011, or $0.05 per diluted share in 2008. Exclude SFAS 123R share-based compensation expense for the six-month period totaling $67,853 in 2009 and $47,421 in 2008. The after tax net impact reduced GAAP net income for the six-month period by $52,462, or $0.11 per diluted share in 2009 and $38,502, or $0.09 per diluted share in 2008.

(3)	Exclude acquisition-related Pharmion Corp. inventory step-up adjustment to fair value expensed during the period.

(4)	Exclude upfront payments for research and development collaboration arrangements with GlobeImmune, Inc. and Array BioPharma Inc. of $30,000 and $4,500, respectively, for both the three-month and six-month periods in 2009 and Acceleron Pharma, Inc. of $45,000 for the six-month period in 2008.

(5)	Exclude amortization of acquired intangible assets for the second quarter of 2009 and 2008 resulting from the acquisition of Pharmion Corp. of $22,667 and $35,167, respectively. Exclude amortization for the six-month period from the acquisition of Pharmion Corp. of $46,292 in 2009 and from the acquisitions of Pharmion Corp. and Penn T of $43,372 and $1,637, respectively, in 2008.

(6)	Exclude the in-process research and development write-off related to the acquisition of Pharmion Corp. in the six-month period in 2008.

(7)	Exclude the Company’s share of equity losses in EntreMed, Inc.

(8)	The income tax adjustment reflects the tax effect of the above adjustments.

(9)	Diluted net income per share for the six-month period of 2008 was determined using diluted weighted average shares of 454,405.